                                                                   Exhibit 10.19



                               MACROVISION CORPORATION


                               700 El Camino Real East

                           Mountain View, California 94040





                      ------------------------------------------

                                      STOCK AND

                         CONVERTIBLE NOTE PURCHASE AGREEMENT

                                     May 24, 1991

                      -----------------------------------------

                                    TABLE CONTENTS

                                                                           Page
                                                                           ----

SECTION 1  Authorization, Purchase and Sale of the Shares: Issuance of
           Convertible Note . . . . . . . . . . . . . . . . . . . . . . .    1
    1.1    Authorization. . . . . . . . . . . . . . . . . . . . . . . . .    1
    1.2    Sale of Series A Shares  . . . . . . . . . . . . . . . . . . .    1
    1.3    Sale of Common Stock . . . . . . . . . . . . . . . . . . . . .    1
    1.4    Issuance of Convertible Note . . . . . . . . . . . . . . . . .    1

SECTION 2  Closing Dates; Delivery. . . . . . . . . . . . . . . . . . . .    2
    2.1    Closing Dates. . . . . . . . . . . . . . . . . . . . . . . . .    2
    2.2    Delivery . . . . . . . . . . . . . . . . . . . . . . . . . . .    2

SECTION 3  Representations and Warranties of the Company. . . . . . . . .    2
    3.1    Organization and Standing; Articles and By-Laws. . . . . . . .    2
    3.2    Corporate. . . . . . . . . . . . . . . . . . . . . . . . . . .    3
    3.3    Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . .    3
    3.4    Capitalization . . . . . . . . . . . . . . . . . . . . . . . .    3
    3.5    Restrictions and Preemptive Rights . . . . . . . . . . . . . .    4
    3.6    Financial Statements . . . . . . . . . . . . . . . . . . . . .    4
    3.7    Absence of Changes . . . . . . . . . . . . . . . . . . . . . .    4
    3.8    Material Contracts and Commitments . . . . . . . . . . . . . .    5
    3.9    Title to Properties and Assets, Liens, Etc.. . . . . . . . . .    6
    3.10   Compliance with Other Instruments, None Burdensome, Etc. . . .    6
    3.11   Litigation, Etc. . . . . . . . . . . . . . . . . . . . . . . .    6
    3.12   Employees. . . . . . . . . . . . . . . . . . . . . . . . . . .    7
    3.13   Registration Rights. . . . . . . . . . . . . . . . . . . . . .    7
    3.14   Governmental Consent, Etc. . . . . . . . . . . . . . . . . . .    7
    3.15   Offering . . . . . . . . . . . . . . . . . . . . . . . . . . .    8
    3.16   Patents, Trademarks, Etc.. . . . . . . . . . . . . . . . . . .    8
    3.17   Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . . . .    9
    3.18   Outstanding Indebtedness . . . . . . . . . . . . . . . . . . .    9
    3.19   Certain Transactions . . . . . . . . . . . . . . . . . . . . .    9
    3.20   Employee Benefit Plans . . . . . . . . . . . . . . . . . . . .    9
    3.21   Real Property Holding Corporation. . . . . . . . . . . . . . .    9
    3.22   Insurance. . . . . . . . . . . . . . . . . . . . . . . . . . .    9
    3.23   Voting Agreements. . . . . . . . . . . . . . . . . . . . . . .    9
    3.24   Disclosure . . . . . . . . . . . . . . . . . . . . . . . . . .   10
    3.25   Best Knowledge . . . . . . . . . . . . . . . . . . . . . . . .   10

SECTION 4  Representations and Warranties of the Selling Shareholder. . .   10
    4.1    Title. . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10
    4.2    Authority. . . . . . . . . . . . . . . . . . . . . . . . . . .   10
    4.3    Valid Transfer . . . . . . . . . . . . . . . . . . . . . . . .   11

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                                  TABLE OF CONTENTS
                                     (continued)
                                                                           Page
                                                                           ----

    4.4    Conflicts. . . . . . . . . . . . . . . . . . . . . . . . . . .   11
    4.5    Consents . . . . . . . . . . . . . . . . . . . . . . . . . . .   11
    4.6    Disclosure . . . . . . . . . . . . . . . . . . . . . . . . . .   11

SECTION 5  Representations and Warranties of the Purchaser. . . . . . . .   12
    5.1    Experience . . . . . . . . . . . . . . . . . . . . . . . . . .   12
    5.2    Investment . . . . . . . . . . . . . . . . . . . . . . . . . .   12
    5.3    Restricted Securities. . . . . . . . . . . . . . . . . . . . .   12
    5.4    No Public Market . . . . . . . . . . . . . . . . . . . . . . .   12
    5.5    Access to Data . . . . . . . . . . . . . . . . . . . . . . . .   12
    5.6    Authorization. . . . . . . . . . . . . . . . . . . . . . . . .   12
    5.7    Government Consents, Etc.. . . . . . . . . . . . . . . . . . .   13

SECTION 6  Closing Conditions . . . . . . . . . . . . . . . . . . . . . .   13
    6.1    Conditions to First Closing of Purchaser. . . . . . . . . . . .  13
           (a)     Representations and Warranties Correct. . . . . . . . .  13
           (b)     Consents and Waivers. . . . . . . . . . . . . . . . . .  14
           (c)     Employee Agreements . . . . . . . . . . . . . . . . . .  14
           (d)     Compliance Certificate. . . . . . . . . . . . . . . . .  14
           (e)     Opinion of Company's Counsel. . . . . . . . . . . . . .  14
           (f)     Blue Sky and Other Regulations. . . . . . . . . . . . .  14
    6.2    Conditions to Second Closing of Purchaser . . . . . . . . . . .  14
           (a)     Representations and Warranties Correct. . . . . . . . .  14
           (b)     Consents and Waivers. . . . . . . . . . . . . . . . . .  14
           (c)     Articles; Bylaws. . . . . . . . . . . . . . . . . . . .  15
           (d)     Employee Agreements . . . . . . . . . . . . . . . . . .  15
           (e)     Compliance Certificate. . . . . . . . . . . . . . . . .  15
           (f)     Consummation of First Closing . . . . . . . . . . . . .  15
           (g)     Registration Rights Agreement . . . . . . . . . . . . .  15
           (h)     Opinion of Company's Counsel. . . . . . . . . . . . . .  15
           (i)     Blue Sky and Other Regulations. . . . . . . . . . . . .  15
           (j)     Redemption of Common Stock. . . . . . . . . . . . . . .  15
           (k)     Board of Directors Representation . . . . . . . . . . .  16
           (l)     Option Agreements . . . . . . . . . . . . . . . . . . .  16
           (m)     Voting Agreements . . . . . . . . . . . . . . . . . . .  16
    6.3    Conditions to First Closing of Selling Shareholder. . . . . . .  16
           (a)     Representations . . . . . . . . . . . . . . . . . . . .  16
           (b)     Consents and Waivers. . . . . . . . . . . . . . . . . .  16
           (c)     Compliance Certificate. . . . . . . . . . . . . . . . .  16
    6.4    Conditions to Second Closing of Company . . . . . . . . . . . .  16
           (a)     Representations . . . . . . . . . . . . . . . . . . . .  17
           (b)     Other Conditions. . . . . . . . . . . . . . . . . . . .  17

                                  TABLE OF CONTENTS
                                     (continued)
                                                                           Page
                                                                           ----

           (c)     Consents and Waivers. . . . . . . . . . . . . . . . . .  17
           (d)     Compliance Certificate. . . . . . . . . . . . . . . . .  17
           (e)     Consummation of First Closing . . . . . . . . . . . . .  17

SECTION 7  Affirmative Covenants of the Company. . . . . . . . . . . . . .  17
    7.1    Financial Statements and Other Information. . . . . . . . . . .  17
    7.2    Rule 144A Information . . . . . . . . . . . . . . . . . . . . .  18
    7.3    Inspection. . . . . . . . . . . . . . . . . . . . . . . . . . .  19
    7.4    Termination of Covenants. . . . . . . . . . . . . . . . . . . .  19
    7.5    Key-Man Insurance . . . . . . . . . . . . . . . . . . . . . . .  19
    7.6    Proprietary Rights Agreements . . . . . . . . . . . . . . . . .  19
    7.7    Limitations on Transfer of Intellectual Property. . . . . . . .  19
    7.8    Equity Method of Accounting . . . . . . . . . . . . . . . . . .  20
    7.9    Option Agreements . . . . . . . . . . . . . . . . . . . . . . .  20
    8.1    The Right of First Refusal. . . . . . . . . . . . . . . . . . .  20
    8.2    Standstill. . . . . . . . . . . . . . . . . . . . . . . . . . .  23
    8.3    Subsequent Acquisition of Capital Stock . . . . . . . . . . . .  23
    8.4    Public Offerings. . . . . . . . . . . . . . . . . . . . . . . .  24
    8.5    Exclusivity . . . . . . . . . . . . . . . . . . . . . . . . . .  24
    8.6    Waiver and Assignment of Dividend rights. . . . . . . . . . . .  25
    8.7    Definitions . . . . . . . . . . . . . . . . . . . . . . . . . .  25

SECTION 9  Miscellaneous . . . . . . . . . . . . . . . . . . . . . . . . .  26
    9.1    Governing Law . . . . . . . . . . . . . . . . . . . . . . . . .  26
    9.2    Survival. . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
    9.3    Successors and Assigns. . . . . . . . . . . . . . . . . . . . .  26
    9.4    Entire Agreement; Registration Rights Agreement . . . . . . . .  26
    9.5    Notices, Etc. . . . . . . . . . . . . . . . . . . . . . . . . .  27
    9.6    Delays or Omissions . . . . . . . . . . . . . . . . . . . . . .  27
    9.7    California Corporate Securities Law . . . . . . . . . . . . . .  27
    9.8    Expenses. . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
    9.9    Counterparts. . . . . . . . . . . . . . . . . . . . . . . . . .  28
    9.10   Severability. . . . . . . . . . . . . . . . . . . . . . . . . .  28
    9.11   Titles and Subtitles. . . . . . . . . . . . . . . . . . . . . .  28
    9.12   Finder's Fees and Other Fees. . . . . . . . . . . . . . . . . .  28
    9.13   Attorneys' Fees . . . . . . . . . . . . . . . . . . . . . . . .  29
    9.14   Further Assurances. . . . . . . . . . . . . . . . . . . . . . .  29
    9.15   Confidentiality . . . . . . . . . . . . . . . . . . . . . . . .  29

                                  TABLE OF CONTENTS
                                     (continued)
                                                                           Page
                                                                           ----
EXHIBITS

    A      Amended and Restated Articles of Incorporation
    B      Convertible Note
    C      Schedule of Exceptions - Company
    D      Form of Registration Rights Agreement
    E      Nondisclosure Agreement and Proprietary Rights Assignment
    F      Schedule of Exceptions - Selling Shareholder
    G-1    Form of Legal Opinion of Holtzmann, Wise & Shepard - First Closing
    G-2    Form of Legal Opinion of Holtzmann, Wise & Shepard - Second Closing
    H-1    Shareholder Option Agreement
    H-2    Shareholder Option Agreement
    I      Voting Agreement
    J      Schedule of Exceptions - Exclusivity


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

                    STOCK AND CONVERTIBLE NOTE PURCHASE AGREEMENT

    This Stock and Convertible Note Purchase Agreement ("Agreement") is made as of May 24, 1991 among Macrovision Corporation, a California corporation (the "Company"), University National Bank & Trust Company, Trustee under Trust Agreement dated May 22, 1991 (the "Purchaser"), and A. Victor Farrow and Carol Ann Farrow as Trustees of the Farrow Family Trust U/T/D December 18, 1990 (the "Selling Shareholder").

                                      SECTION 1

  AUTHORIZATION, PURCHASE AND SALE OF THE SHARES; ISSUANCE OF CONVERTIBLE NOTE

    1.1 AUTHORIZATION. The Company will authorize the sale and issuance, under this Agreement, as 1,500,000 shares of its Series A Preferred Stock (the "SERIES A SHARES") and, under The Note (as defined below), 977,578 shares of its Series A Preferred Stock (the "CONVERSION SHARES"). The Series A Shares and the Conversion Shares will have the rights, preferences and privileges set forth in the Company's Amended and Restated Articles of Incorporation (the "ARTICLES") in the form attached to this Agreement as EXHIBIT A.

    1.2 SALE OF SERIES A SHARES. Subject to the terms and conditions this Agreement, the Company will issue and sell to the Purchaser, and the Purchaser will buy from the Company, the Series A Shares at a price of $3.00 per share with an aggregate purchase price of $4,500,000.

    1.3 SALE OF COMMON STOCK BY SELLING SHAREHOLDER. Subject to the terms and conditions of this Agreement, the Selling Shareholder will sell to the Purchaser, and the Purchaser will buy from the Selling Shareholder, 2,269,100 shares of the Company's Common Stock (the "COMMON SHARES") at a price of $2.644220175 per share and with an aggregate purchase price of $6,000,000. The Common Shares and the Series A Shares will be collectively referred to as the "SHARES".

    1.4 ISSUANCE OF CONVERTIBLE NOTE. Subject to the terms and conditions of this Agreement, the Company will issue to the Purchaser a note in the principal amount of $3,037,994.40 which is convertible into the Conversion Shares according to the terms and conditions of the Convertible Note attached as EXHIBIT B (the "NOTE").

                                      SECTION 2

                               CLOSING DATES; DELIVERY

    2.1 CLOSING DATES. The closing of the purchase and sale of the Common Shares under this Agreement will be held at the offices of Ware & Freidenrich, 400 Hamilton Avenue, Palo Alto, California at 12:00 p.m., local time, on May 24, 1991 (the "FIRST CLOSING") or at such other time and place upon which the Company, the Purchaser and the Selling Shareholder shall agree. The closing of the purchase and sale of the Series A Shares and the issuance of the Note under this Agreement will be held at the offices of Ware & Freidenrich, 400 Hamilton Avenue, Palo Alto, California at 1:00 p.m., local time, on June 5, 1991 (the "SECOND CLOSING") or at such other time and place upon which the Company and the Purchaser shall agree. The dates of the First Closing and Second Closing are referred to as the "CLOSING DATES."

    2.2    DELIVERY.  Subject to the terms of this Agreement:

           (a) At the First Closing, the Selling Shareholder will deliver to the Purchaser a certificate or certificates representing the Common Share to be purchased by the Purchaser, accompanied by duly executed stock powers in a form appropriate for the transfer of the Common Shares to the Purchaser, against payment of the purchase price to the Selling Shareholder in a form mutually acceptable to the Purchaser and the Selling Shareholder.

           (b) At the Second Closing, the Company will deliver to the Purchaser a certificate representing the Series A Shares to be purchased by the Purchaser and an original of the Note, against payment of the purchase price by check payable to the Company or wire transfer per the Company's instructions.

                                      SECTION 3

                    REPRESENTATIONS AND WARRANTIES OF THE COMPANY

    The Company represents and warrants to the Purchaser that, except as set forth on a Schedule of Exceptions attached as EXHIBIT C, which exceptions shall be deemed to be representations and warranties as if made under this Agreement:

    3.1 ORGANIZATION AND STANDING; ARTICLES AND BY-LAWS. The Company is a corporation duly organized and existing under, and by virtue of, the laws of the State of California and is in good standing under such laws. The Company has requisite corporate power and authority to own and operate its properties and assets, and to carry on its business as currently conducted and as proposed to be conducted. The Company is qualified to do business as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a material adverse effect on the

Company's business as now conducted or as now proposed to be conducted. The Company has furnished the Purchaser's counsel with copies of its Articles and Bylaws, as amended, and these copies are true, correct and complete and contain all amendments through each respective Closing Date.

    3.2 CORPORATE POWER. The Company has now, or will have at the First Closing and the Second Closing, all requisite legal and corporate power to enter into this Agreement, the Registration Rights Agreement in the form attached as EXHIBIT D (the "REGISTRATION RIGHTS AGREEMENT"), and the Note, and has or will have taken prior to the First Closing all corporate action on the part of the company, its officers, directors and shareholders necessary to authorize, execute and deliver this Agreement, the Registration Rights Agreement, the Note and the Voting Agreement, and to complete the redemption contemplated by Section 6.2(j) of this Agreement (the "REDEMPTION"); and has or will have taken prior to the Second Closing all such corporate action necessary (i) to sell and issue the Series A Shares, (ii) to issue the Note, (iii) to issue the Conversion Shares,
(iv) to issue the shares of Common Stock issuable upon conversion of the Series A Shares and the Conversion Shares, and (v) to carry out and perform its obligations under the terms of this Agreement, the Registration Rights Agreement, the Note and the Voting Agreement. This Agreement, the Registration Rights Agreement, the Note and the Voting Agreement are each valid and binding obligations of the Company enforceable in accordance with their terms, except as the indemnification provisions of Section 3.7 of the Registration Rights Agreement may be limited by principles of public policy, and subject to the effect of applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application relating to or affecting enforcement of creditors' rights and rules or laws concerning equitable remedies.

    3.3 SUBSIDIARIES. The Company has no subsidiaries or affiliated companies and does not otherwise own or control, directly or indirectly, any equity interest in any corporation, association or business entity.

    3.4 CAPITALIZATION. The authorized capital stock of the Company consists of 100,000,000 shares of Common Stock, of which 8,331,670 shares are issued and outstanding as of the Firs Closing Date and, immediately prior to the effectiveness of the Redemption, as of the Second Closing Date; and 5,000,000 shares of Preferred Stock, of which 2,477,578 shares will have been designated as Series A Preferred Stock prior to the Second Closing, and none of which are or will be issued and outstanding at any time prior to the Second Closing. All such issued and outstanding shares have been duly authorized and validly issued, and are fully paid and nonassessable, and were issued in compliance with all applicable state and federal laws concerning the issuance of securities. The Company has duly reserved (i) the Conversion Shares, (ii) 977,578 shares of Common Stock for issuance upon conversion of the Conversion Shares,
(iii) 1,500,000 shares of Common Stock for issuance upon conversion of the Series A Shares, and (iv) 1,050,000 shares of Common Stock for issuance to employees or directors under stock or option plans or arrangements approved by the Company's

Board of Directors, of which options to purchase 877,850 shares of Common Stock are issued and outstanding as of the First Closing Date and, immediately prior to the effectiveness of the Redemption, as of the Second Closing Date. Except as set forth above, there are no options, warrants, rights of first refusal, preemptive or subscription rights or other rights to purchase any of the Company's authorized or unissued capital stock or other securities of the Company.

    3.5    RESTRICTIONS AND PREEMPTIVE RIGHTS.

           (a) RESTRICTIONS. The Series A Shares, when issued in compliance with the provisions of this Agreement, the Conversion Shares, when issued in compliance with the provisions of the Note, and the shares of Common Stock issuable upon conversion of the Series A Shares and Conversion Shares, when issued in accordance with the provisions of the Company's Articles, will be validly issued, fully paid and nonassessable and will be free of any liens or encumbrances; provided, however, that all such shares may be subject to restrictions on transfer under state and/or federal securities laws as set forth in this Agreement, and as may be required by future changes in such laws. The rights, preferences, privileges of and restrictions on the Company's Common Stock and Preferred Stock are as set forth in the Articles.

           (b) PREEMPTIVE RIGHTS. Except as set forth in this Agreement, no person has any right of first refusal or any preemptive rights in connection with the issuance of the Series A Shares, the Note, the Conversion Shares or shares of Common Stock issuable upon conversion of the Series A Shares or Conversion Shares, or any future issuance of securities by the Company.

     3.6 FINANCIAL STATEMENTS. The Company has delivered to the Purchaser its (i) audited statement of operations and statement of cash flows for the year ended December 31, 1990 and audited balance sheet for the year then ended, and
(ii) unaudited statement of operations and statement of cash flows for the period ended March 31, 1991 and unaudited interim balance sheet for the period ended March 31, 1991 (collectively referred to as the "FINANCIAL STATEMENTS"). The Financial Statements are complete and correct in all material respects and have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated and accurately set out and describe the financial condition and operating results of the Company, except that unaudited financial statements do not contain footnotes, and are subject to nonrecurring year-end audit adjustments which, in the aggregate, will not be materially adverse.

     3.7 ABSENCE OF CHANGES. Since March 31, 1991: (a) the Company has not entered into any transaction which was not in the ordinary course of business,
(b) there has been no material adverse change in the condition (financial or otherwise) of the business, property, assets or liabilities of the Company other than changes in the ordinary course of its business, none of which, individually or in the aggregate, has been materially adverse, (c) there has been no damage to, destruction of or loss of physical property (whether or not covered by insurance) materially adversely affecting the assets, prospects, financial condition, operating results, business or operations of the Company, (d) the Company has not declared or paid any dividend or made any distribution on its stock, or redeemed, purchased or otherwise acquired any of its stock, (e) except as contemplated by this Agreement, the Company has not materially changed any compensation arrangement or agreement with any of its key employees or executive officers, or materially changed the rate of pay of its employees as a group, (f) the Company has not received notice that there has been a cancellation of an order for the Company's products or a loss of a customer of the Company, the cancellation or loss of which would materially adversely affect the business of the Company, (g) the Company has not materially changed or amended any material contract by which the Company or any of its assets are bound or subject, except as contemplated by this Agreement, (h) there has been no resignation or termination of employment of any key officer or employee of the Company and the Company does not know of any impending resignation or termination of employment of any such officer or employee that if consummated would have a material adverse effect on the business of the Company, (i) there has been no labor dispute involving the Company or its employees, and none is pending or, to the best of the Company's knowledge, threatened, (j) there has been no change, except in the ordinary course of business, in the material contingent obligations of the Company (including any contingent obligation of the Company regarding any director, shareholder or key employee or officer of the Company) by way of guaranty, endorsement, indemnity, warranty or otherwise, (k) there have been no loans made by the Company to any of its employees, officers or directors other than travel advances and other advances made in the ordinary course of business, (1) there has been no waiver by the Company of a valuable right or of a material debt owing to it, (m) there has not been any satisfaction or discharge of any lien, claims or encumbrance or any payment of any obligation by the Company, except in the ordinary course of business and which is not material to the assets, properties, financial condition, operating results or business of the Company, and (n) there has been no other event or condition of any character pertaining to and materially adversely affecting the assets or business of the Company.

     3.8 MATERIAL CONTRACTS AND COMMITMENTS. All of the contracts, mortgages, indentures, agreements, instruments and transactions to which the Company is a party or by which it is bound (including purchase orders t the Company or placed by the Company) which involve obligations of, or payments to, the Company in excess of fifty thousand dollars ($50,000) and all agreements between the Company and its officers, directors, consultants, employees, shareholders and lenders are set forth on the list attached as EXHIBIT C (the "CONTRACTS"), copies of which have been made available to counsel to the Purchaser. All of the Contracts are valid, binding and in full force and effect in all material respects and enforceable by the Company in accordance with their respective terms in all material respect, subject to the effect of applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application relating to or affecting enforcement of creditors' rights and rules or laws concerning equitable remedies. The Company is not in material default under any of such Contracts to the best of the Company's knowledge, no other party to any of the Contracts is in material default under such Contracts.

     3.9 TITLE TO PROPERTIES AND ASSETS, LIENS, ETC. Other than property and assets leased by the Company, the Company owns and has good and marketable title to its tangible and intangible property and assets, including the properties and assets reflected in the Financial Statements, free and clear of all liens, mortgages, loans, pledges, charges or encumbrances except liens for current taxes, and such encumbrances and liens which arise in the ordinary course of business and do not materially impair the Company's ownership or use of such property or assets. With respect to the property and assets leased by the Company, the Company is in compliance with such leases and, to the best of the Company's knowledge, holds valid leasehold interests free and clear of any liens, claims or encumbrances. The Company's tangible assets are in good operating condition, ordinary wear and tear excepted.

     3.10  COMPLIANCE WITH OTHER INSTRUMENTS, NONE BURDENSOME, ETC.  The
Company is not (a) in violation or default of any term of its Articles or Bylaws; (b) in violation or default in any material respect of any mortgage, indebtedness, indenture, contract, agreement, instrument, judgment, order or decree applicable to the Company; or (c) to the best of the Company's knowledge, in violation or default of any statute, rule or regulation applicable to the Company where such violation or default would have a material adverse effect on the Company. The execution and delivery of this Agreement, the Registration Rights Agreement, the Note and the Voting Agreement, performance of and compliance with this Agreement, the Registration Rights Agreement, the Note and the Voting Agreement, and the issuance and sale of the Series A Shares, the Note, the Conversion Shares and the Common Stock issuable upon conversion of the Series A Shares and the Conversion Shares will not (i) result in any such violation, or (ii) be in conflict with or constitute a default under any of the foregoing, or (iii) result in the creation of any mortgage, pledge, lien, encumbrance of charge upon any of the properties or assets of the Company pursuant to any of the foregoing.

     3.11 LITIGATION, ETC. There is no action, proceeding or investigation pending against the Company or its officers, directors or shareholders, or to the Company's knowledge, against employees or consultants of the Company (or, to the Company's knowledge, any basis therefor or threat thereof): (1) which might result, either individually or in the aggregate, in (a) any material adverse change in the business, prospects, conditions, affairs or operations of the Company (financial or otherwise) or in any of its properties or assets, (b) any change in the current equity ownership of the Company, (c) any material impairment of the right or ability of the Company to carry on its business as now conducted or as proposed to be conducted, or (d) any material liability on the part of the Company; or (2) which questions the validity of this Agreement, the Registration Rights Agreement, the Note or the Voting Agreement, or any action taken or to be taken in connection with such agreements, including in each case, without limitation, actions pending or threatened involving the prior employment of any of the Company's employees, the Company's use in connection with the its business of any information or techniques allegedly proprietary to any of its former employees, or their obligations under any agreements with prior employers. The Company is not a party to or subject t the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality. There is no action, suit, proceeding or investigation by the Company currently pending or which the Company currently intends to initiate.

    3.12 EMPLOYEES. Each officer, employee and consultant of the Company has executed an agreement regarding proprietary information substantially in the form of the Nondisclosure Agreement and Proprietary Rights Assignment attached as EXHIBIT E. The Company is not aware that any of its employees or consultants are in violation of such agreements and will use its best efforts to prevent any such violation that will have a materially adverse effect on the Company's business. The Company is not aware that any of its employees or consultants is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of his or her best efforts to promote the interests of the Company or that would conflict with the Company's business as conducted or as proposed to be conducted or that would prevent any such employee or consultant from assigning inventions to the Company. Neither the execution nor delivery of this Agreement, the Registration Rights Agreement, the Note or the Voting Agreement, nor the carrying on of the Company's business as proposed will, to the Company's knowledge, conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any of such employees or consultants is now obligated. The Company does not believe that it is or will be necessary for the Company to utilize any inventions of any of its employees or consultants (or people it currently intends to hire) made prior to their employment or engagement by the Company or its predecessors.

    3.13 REGISTRATION RIGHTS. Except as set forth in the Registration Rights Agreement, the Company is not under any contractual obligation to register (as defined in Section 1 of the Registration Rights Agreement), including piggyback registration rights, any of its currently outstanding securities or any of its securities which may be issued in the future.

    3.14 GOVERNMENTAL CONSENT, ETC. No consent, approval or authorization of or designation, declaration or filing with any governmental authority on the part of the Company is required in connection with: (a) the valid execution and delivery of this Agreement, the Registration Rights Agreement, the Note or the Voting Agreement or the consummation of the transactions contemplated by this Agreement, the Registration Rights Agreement, the Note or the Voting Agreement; or (b) the offer, sale, exchange or issuance of the Series A Shares, the Note, the Conversion Shares or shares of Common Stock issuable upon conversion of the Series A Shares or Conversion Shares except the filing of the Articles with the California Secretary of State and, if required, filings or qualifications under the California Corporate Securities Law of 1968, as amended, or other applicable blue sky laws (collectively, "BLUE SKY LAWS"), which filings or qualifications, if required, will have been timely filed or obtained after the sale of the Series A Shares.

    3.15 OFFERING. In reliance on the representations and warranties of the Purchaser in Section 5, (i) the offer and sale of the Series A Shares and the Note, and (ii) the issuance of the Conversion Shares and the shares of Common Stock issuable upon conversion of the Series A Shares and Conversion Shares, will not result in a violation of the requirements of Section 5 of the Securities Act of 1933, as amended (the "SECURITIES ACT"), or the qualification or registration requirements of the Blue Sky Laws, subject to the applicable filings under the Blue Sky Laws.

    3.16 PATENTS, TRADEMARKS, ETC. The Company owns and possesses all right, title and interest in or is appropriately licensed under all patents, patent applications, licenses, trademarks, service marks, trade names, brand names, inventions, copyrights, trade secrets, information, proprietary rights and processes necessary for the operation of its business and with respect to its products and services as now offered or conducted and as proposed to be offered or conducted, respectively, and with no infringement of or conflict with the rights of others respecting any of such rights, products or services. The Company has not granted any options, licenses or agreements transferring or conveying any of the Company's ownership rights with respect to any such rights, except for the licenses granted and identified in EXHIBIT C. The Company is not obligated or under any liability whatsoever to make any payments by way of royalties, fees or otherwise to any owner or licensor of, or other claimant to, any patent, trademark, trade name, copyright or other intangible asset, with respect to the use thereof or in connection with the conduct of its business, or otherwise, except as specified in EXHIBIT C. The Company has paid all annuities, maintenance, filing and issue fees due or owing with respect to all patents, trademarks, service marks, trade names and brand names and all pending applications and registrations therefor. The Company has not received any communications notifying it of the existence of any third party's rights with respect to which such third party asserts the Company is required to obtain a license, or any communications alleging that it has violated or, by conducting its business as proposed, would violate any of the patents, trademarks, service marks, trade names, copyrights or trade secrets or other proprietary rights of any other person or entity, nor is the Company aware of any basis for the foregoing. The Company represents that its current products and services are covered by the Company's issued patents and pending applications. The Company is not aware of any proprietary rights of third parties which have previously, are currently, or in the future will or may be infringed by the Company's existing or planned products or services. The Company is not aware of any past, present or future potential infringers of the Company's proprietary rights of whom the Company or its counsel have been or are aware, whom the Company has not pursued, but whom the Company should have pursued in the exercise of reasonable and prudent business judgment.

    3.17 TAXES. The Company has filed all tax returns and reports that are required to have been filed with appropriate federal, state, county and local governmental agencies or instrumentalities. To the best of the Company's knowledge, such returns and reports are true and correct in all material respects. The Company has paid all taxes and other assessments when due.

    3.18 OUTSTANDING INDEBTEDNESS. Except as disclosed in the Financial Statements, the Company has no indebtedness for borrowed money which it has directly or indirectly created, incurred, assumed or guaranteed, or with respect to which it has otherwise become liable, directly or indirectly. The Company has no material liability or obligation in excess of $10,000, absolute or contingent, which is not shown or provided for in the Financial Statements, except obligations under purchase orders, sales contracts, equipment leases or similar obligations incurred in the ordinary course of business.

    3.19 CERTAIN TRANSACTIONS. The Company is not indebted, directly or indirectly, to any of its officers, directors or shareholders, or to their spouses or children, in any amount whatsoever; and none of said officers, directors or, to the best of the Company's knowledge, shareholders, or any member of their immediate families, are indebted to the Company or have any direct or indirect ownership interest in any firm or corporation with which the Company is affiliated or with which the Company has a business relationship. No such officer, director or shareholder, or any member of their immediate families, is, directly or indirectly, interested in any material contract with the Company. The Company is not guarantor or indemnitor of any indebtedness of any other person, firm or corporation.

    3.20 EMPLOYEE BENEFIT PLANS. The Company does not have any "employee benefit plan" as defined in the Employee Retirement Income Security Act of 1974, as amended.

    3.21 REAL PROPERTY HOLDING CORPORATION. Company is not a "real property holding corporation" within the meaning of Section 897(c)(2) of the United States Internal Revenue Code of 1986, as amended.

    3.22 INSURANCE. The Company maintains in full force and effect policies of fire and casualty insurance, with insurers that, to the Company's knowledge, are financially sound and reputable, with respect to its assets or properties which are of a character customarily insured by entities engaging in the same or a similar business similarly situated, sufficient in amount (subject to reasonable deductibles) to allow it to replace any of such assets or properties which might be damaged or destroyed.

    3.23 VOTING AGREEMENTS. Except for the Voting Agreement in the form attached hereto as EXHIBIT I, the Company is not a party or subject to any agreement or understanding, and, to the Company's knowledge, there is no agreement or understanding between any persons and/or entities, which affects or relates to the voting or giving of written consents with respect to any security or by a director of the Company.

    3.24 DISCLOSURE. No representation or warranty by the Company in this Agreement, or any document or certificate furnished or to be furnished by the Company to the Purchaser, when taken together, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements made in such documents, in the light of the circumstances under which they were made, not misleading.

    3.25 BEST KNOWLEDGE. As used in this Section 3, the term "TO THE BEST OF THE COMPANY'S KNOWLEDGE" shall mean actual knowledge of the Company's officers and directors, and knowledge that an officer or director should be expected to have through the exercise of reasonable care in the conduct of a company's business, including reasonable inquiry.

                                      SECTION 4

              REPRESENTATIONS AND WARRANTIES OF THE SELLING SHAREHOLDER

    The Selling Shareholder represents and warrants to the Purchaser that, except as set forth on a Schedule of Exceptions attached as EXHIBIT F, which exceptions shall be deemed to be representations and warranties as if made under this Agreement:

    4.1 TITLE. The Selling Shareholder owns and holds good and valid title to the Common Shares free and clear of any liens, security interests, restrictions, options or encumbrances other than (i) restrictions on transfer under applicable securities laws and (ii) restrictions on transfer imposed by or otherwise in favor of the Company, if any, described on EXHIBIT F. The Selling Shareholder has not granted any options of any sort with respect to the Common Shares or any right to acquire the Common Shares other than as contemplated under this Agreement.

    4.2    AUTHORITY.

           (a) The Selling Shareholder has the full and unrestricted right, power, capacity and authority to enter into, execute and deliver this Agreement and the Voting Agreement, and as of the First Closing will have the full unrestricted right, power and capacity and authority, to transfer and deliver good and valid title to the Common Shares free and clear of any liens, security interests, restrictions, options, or encumbrances (other than restrictions on transfer under applicable securities laws or any community property interest in the Common Shares, and to transfer and deliver the Common Shares.

           (b) This Agreement and the Voting Agreement are valid and binding obligations of the Selling Shareholder enforceable in accordance with their terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application relating to or affecting enforcement of creditors' rights and rules or laws concerning equitable remedies.

    4.3 VALID TRANSFER. Upon the payment by the Purchaser of the purchase price for the Common Shares in accordance with the terms of this Agreement, and the delivery to the Purchaser of the certificates for the Common Shares (in form appropriate for transfer), the Purchaser will have obtained good and valid title to the Common Shares, free and clear of any liens, security interests, restrictions, options or encumbrances (other than restrictions on transfer under applicable securities laws and this Agreement).

    4.4 CONFLICTS. Selling Shareholder's compliance with its obligations under this Agreement will not violate, conflict with or constitute a breach of any agreement, arrangement, commitment or understanding to which the Selling Shareholder is a party or by which the Selling Shareholder is bound.

    4.5 CONSENTS. No consent, approval or authorization of, or designation, declaration or filing with, any governmental authority or agency is required on the part of the Selling Shareholder in connection with the valid execution and delivery of this Agreement or the Voting Agreement or the offer and sale of the Common Shares, except such consents, approvals or authorizations as will have been obtained or made and will be effective within the time required by law.

    4.6    DISCLOSURE.  No representation or warranty by the Selling
Shareholder in this Agreement, or any document or certificate furnished or to be furnished to the Purchaser, when taken together, contains or will contain any untrue statement of a material fact or omits or will omit to state a maternal fact necessary to make the statements made in such documents, in the light of the circumstances under which they were made, not misleading. To the Selling Shareholder's knowledge without having conducted any special inquiry, no representation or warranty by the Company in this Agreement, or any document or certificate furnished or to be furnished to the Purchaser, when taken together, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements made in such documents, in the light of the circumstances under which they were made, not misleading.

                                      SECTION 5

                   REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

    The Purchaser represents and warrants to the Company with respect to the purchase of the Series A Shares and the issuance of the Note, and the Purchaser represents and warrants to the Selling Shareholder with respect to the purchase of the Common Shares, as follows:

    5.1 EXPERIENCE. The Purchaser or its trustor is capable or evaluating the merits and risks of its investment in the Company and has the capacity to protect its own interests in connection with such investment.

    5.2 INVESTMENT. The Purchaser is acquiring the Shares, the Note, the Conversion Shares and the underlying Common Stock for investment for its trustor's trust account and not with the view to, or for resale in connection with, any distribution of such shares. The Purchaser and its trustor understand that the Shares, the Note, the Conversion Shares and the underlying Common Stock have not been, and will not be, registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act, the availability of which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of such Purchaser's representations as expressed in this Agreement.

    5.3 RESTRICTED SECURITIES. The Purchaser and its trustor understand that the Shares, the Note, the Conversion Shares and the underlying Common Stock must be held indefinitely unless subsequently registered under the Securities Act or unless an exemption from such registration is available.

    5.4 NO PUBLIC MARKET. The Purchaser and its trustor understand that no public market now exists for any of the securities issued by the Company and that the Company has made no assurances that a public market will ever exist for the Company's securities.

    5.5 ACCESS TO DATA. The Purchaser's trustor has had an opportunity to discuss the Company's business, management and financial affairs with its management and the opportunity to review the Company's facilities and business plan. The Purchaser's trustor has also had an opportunity to ask questions of officers of the Company, which questions were answered to its satisfaction.

    5.6 AUTHORIZATION. The Purchaser is a national bank chartered under federal authority and is in good standing under such laws. The Purchaser's trustor is a corporation duly incorporated and existing under, and by virtue of, the laws of the State of California, and is in good standing under such laws. The Purchaser has now, or will have at the Closing Dates, all requisite legal and corporate power to enter into this Agreement, the Registration Rights Agreement and the Voting Agreement, and has or will have taken prior to the First Closing all corporate action on the part of the Purchaser necessary to authorize, execute and deliver this Agreement, the Registration Rights Agreement and the Voting Agreement, and to purchase the Common Shares, and has or will have taken prior to the Second Closing all such corporate action necessary to purchase the Shares and the Note, and to carry out and perform its obligations under the terms of this Agreement, the Registration Rights Agreement and the Voting Agreement. This Agreement, the Registration Rights Agreement and the Voting Agreement are each valid and binding obligations of the Purchaser enforceable in accordance with their terms, except as the indemnification provisions of Section 3.7 of the Registration Rights Agreement may be limited by principles of public policy, and subject to the effect of applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application relating to or affecting enforcement of creditors' rights and rules or laws concerning equitable remedies.

    5.7 GOVERNMENT CONSENTS, ETC. No consent, approval or authorization of or designation, declaration or filing with any governmental authority on the part of the Purchaser is required in connection with the valid execution and delivery of this Agreement, the Registration Rights Agreement or the Voting Agreement, or the offer, sale or issuance of the Shares or the Note, or the consummation of any other transactions contemplated by this Agreement.

                                      SECTION 6

                                  CLOSING CONDITIONS

    6.1 CONDITIONS TO FIRST CLOSING OF PURCHASER. The obligation of the Purchaser to purchase the Common Shares at the First Closing is subject to the fulfillment to its satisfaction, on or prior to the First Closing, of the following conditions, any of which may be waived in accordance with the provisions of subsection 9.4:

           (a) REPRESENTATIONS AND WARRANTIES CORRECT. The representations and warranties made by the Company in Section 3 shall be true and correct when made, and shall be true and corrects in all material respects on the First Closing Date with the same force and effect as if they had been made on and as of the First Closing Date. The Company shall have performed in all material respects all obligations and conditions in this Agreement required to be performed or observed by it on or prior to the First Closing Date. The representations and warranties made by the Selling Shareholder in Section 4 shall be true and correct when made, and shall be true and correct in all material respects on the First Closing Data with the same force and effect as if they had been made on and as of the First Closing Date. The Selling, Shareholder shall have performed in all material respects all obligations and conditions in this Agreement required to be performed or observed by it on or prior to the first Closing.

           (b) CONSENTS AND WAIVERS. The Company and the Selling Shareholder shall have obtained in a timely fashion any and all consents, permits and waivers necessary or appropriate on their respective parts for the consummation of the transactions contemplated by this Agreement.

           (c) EMPLOYEE AGREEMENTS. At or prior to the First Closing, each employee and consultant of the Company who has not already entered into a Proprietary Information, Inventions and Ethics Agreement in the form attached as EXHIBIT E shall have entered into such agreement.

           (d) COMPLIANCE CERTIFICATE. The Company shall have delivered a certificate, executed by the President of the Company, dated as of the First Closing Date, certifying to the fulfillment of the Company's conditions specified in Sections 6.1(a), (b) and (c). The Selling Shareholder shall have delivered a certificate, executed by the Selling Shareholder, dated as of the First Closing Date, certifying to the fulfillment of the Selling Shareholder's conditions specified in Sections 6.1(a) and (b).

           (e) OPINION OF COMPANY'S COUNSEL. Holtzmann, Wise & Shepard, A Partnership including Professional Corporations, counsel to the Company, shall have delivered an opinion addressed to the Purchaser, dated as of the First Closing Date, substantially the same in form and content as that attached as EXHIBIT G1.

           (f) BLUE SKY AND OTHER REGULATIONS. At or prior to the First Closing, the Selling Shareholder shall have obtained all necessary Blue Sky law permits and qualifications, or have the availability of exemptions, required by California for the offer and sale of the Common Shares. At or prior to the First Closing, the sale of the Common Shares by the Selling Shareholder shall be legally permitted by all laws and regulations to which the Selling Shareholder and the Company are subject.

    6.2 CONDITIONS TO SECOND CLOSING OF PURCHASER. The obligation of the Purchaser to purchase the Series A Shares and the Note at the Second Closing is subject to the fulfillment to its satisfaction, on or prior to the Second Closing, of the following conditions, any of which may be waived in accordance with the provisions of subsection 9.4:

           (a) REPRESENTATIONS AND WARRANTIES CORRECT. The representations and warranties made by the Company in Section 3 shall be true and correct when made, and shall be true and correct in all material respects on the Second Closing Date with the same force and effect as if they had been made on and as of the Second Closing Date. The Company shall have performed in all material respects all obligations and conditions in this Agreement required to be performed or observed by it on or prior to the Second Closing.

           (b) CONSENTS AND WAIVERS. At or prior to the Second Closing, the Company shall have obtained in a timely fashion any and all consents, permits and waivers necessary or appropriate on its part or the consummation to the transactions contemplated by this Agreement.

           (c) ARTICLES; BYLAWS. At or prior to the Second Closing, (i) the Articles shall have been filed with the Secretary of State of the state of California and (ii) the Bylaws shall have been amended to authorize specifically a variable number of authorized directors, ranging between 5 and 9 directors, with the initial authorized number of directors, effective as of the Second Closing, having been established as 5 directors.

           (d) EMPLOYEE AGREEMENTS. At or prior to the Second Closing, each employee and consultant of the Company who has not already entered into a Proprietary Information, Inventions and Ethics Agreement in the form attached as EXHIBIT E shall have entered into such agreement.

           (e) COMPLIANCE CERTIFICATE. The Company shall have delivered a certificate, executed by the President of the Company, dated as of the Second Closing Date, certifying to the fulfillment of the Company's conditions specified in Sections 6.2(a), (b), (c), (d), (i), (j) and (k).

           (f) CONSUMMATION OF FIRST CLOSING. The First Closing and the related transactions which are scheduled to occur at or prior to the First Closing shall have been consummated according to the terms and conditions of this Agreement.

           (g) REGISTRATION RIGHTS AGREEMENT. At or prior to the Second Closing, the Company and the Purchaser shall have executed the Registration Rights Agreement.

           (h) OPINION OF COMPANY'S COUNSEL. Holtzmann, Wise & Shepard, A Partnership including Professional Corporations, counsel to the Company, shall have delivered an opinion addressed to the Purchaser, dated as of the Second Closing Date, substantially the same in form and content as that attached as EXHIBIT G2.

           (i) BLUE SKY AND OTHER REGULATIONS. At or prior to the Second Closing, the Company shall have obtained all necessary Blue Sky law permits and qualifications, or have the availability of exemptions, required by California for the offer and sale of the Series A Shares, the issuance of the Note, the Conversion Shares and the Common Stock issuable upon conversion of the Series A Shares and Conversion Shares. At or prior to the Second Closing the Company shall have obtained a permit from the California Department of Corporations for the Note.

           (j) REDEMPTION OF COMMON STOCK. Effective as of the Second Closing, the Company shall have redeemed from its shareholders at a price of $3.00 per share a total of 2,000,000 shares of its Common Stock (which the Company currently contemplates will include approximately 163,126 vested shares issuable upon exercise of outstanding options) in compliance with the requirements of the California Corporations Code and other applicable laws and regulations.

           (k) BOARD OF DIRECTORS REPRESENTATION. The initial nominees of the Purchaser to serve as directors of the Company, identified in a letter delivered by the Purchaser to the Company at or prior to the First Closing, shall have been elected to the Company's Board of Directors effective as of the Second Closing.

           (1) OPTION AGREEMENTS. At or prior to the Second Closing, the Selling Shareholder and each of the Company's shareholders and optionees who is participating in the Redemption shall have executed and delivered an agreement in the form attached as EXHIBIT H-1 or EXHIBIT H-2, respectively ("Option Agreement"), under which such shareholders and optionees agree to sell all of their shares in the Company to the Purchaser upon the terms and conditions in the Option Agreements.

           (m) VOTING AGREEMENT. At or prior to the Second Closing, a Voting Agreement in the form of EXHIBIT I attached hereto shall have been entered into by the Company, the Purchaser, and such shareholders of the Company, if any, as the Company and the Purchaser may agree.

    6.3 CONDITIONS TO FIRST CLOSING OF SELLING SHAREHOLDER. The Selling Shareholder's obligation to sell and issue the Common Shares at the First Closing is subject to the fulfillment to the satisfaction of the Selling Shareholder on or prior to the First Closing Date of the following conditions, any of which may be waived by the Selling Shareholder in accordance with the provisions of subsection 9.4:

           (a)     REPRESENTATIONS.  The representations made by the Company in
Section 3 and the representations made by the Purchaser in Section 5 shall be true and correct when made, and shall be true and correct on the First Closing Date.

           (b) CONSENTS AND WAIVERS. The Purchaser and the Company shall have obtained in a timely fashion any and all consents, permits and waivers necessary or appropriate on their respective parts for the consummation of the sale of the Common Shares by the Selling Shareholder to the Purchaser.

           (c) COMPLIANCE CERTIFICATE. The Purchaser shall have delivered a certificate, executed by the Purchaser, dated at the First Closing Date, certifying to the fulfillment of the Purchaser's conditions specified in Sections 6.3(a) and (b). The Company shall have delivered a certificate, executed by the President of the Company, dated at the First Closing Date, certifying to the fulfillment of the Company's conditions specified in Sections 6.3(a) and (b).

    6.4 CONDITIONS TO SECOND CLOSING OF COMPANY. The Company's obligation to sell and issue the Series A Shares and the Note at the Second Closing is subject to the fulfillment to the satisfaction of the Company on or prior to the Second Closing of the following conditions, any of which may be waived by the Company in accordance with the provisions of subsection 9.4:

           (a) REPRESENTATIONS. The representations made by the Purchaser in Section 5 shall be true and correct when made, and shall be true and correct on the Second Closing Date.

           (b) OTHER CONDITIONS. The condition set forth in Section 6.2(c)(i), (g), (i), (j) and (m) shall have been fulfilled on or prior to the Second Closing Date.

           (c) CONSENTS AND WAIVERS. The Purchaser shall have obtained in a timely fashion any and all consents, permits and waivers necessary or appropriate on their respective parts for the consummation of the transactions contemplated by this Agreement on or prior to the Second Closing Date.

           (d) COMPLIANCE CERTIFICATE. The Purchaser shall have delivered a certificate, executed by the Purchaser, dated as of the Second Closing Date, certifying to the fulfillment of the Purchaser's conditions specified in Sections 6.4(a) and (c).

           (e) CONSUMMATION OF FIRST CLOSING. The First Closing and the related transactions which are scheduled to occur at or prior to the First Closing shall have been consummated according to the terms and conditions of this Agreement.

                                      SECTION 7

                         AFFIRMATIVE COVENANTS OF THE COMPANY

    The Company covenants and agrees as follows:

    7.1 FINANCIAL STATEMENTS AND OTHER INFORMATION. The Company will deliver to the Purchaser:

           (a) as soon as practicable after the end of each fiscal year of the Company and in any event within 120 days after such fiscal year, an audited balance sheet of the Company as at the end of such year and audited income statement and cash flow statement of the Company for such year, certified (without qualification as to scope) by a "big five" accounting firm selected by the Company, and prepared in accordance with generally accepted accounting principles consistently applied;

           (b) as soon as practicable after the end of each quarter (except the last quarter of the fiscal year), and in any event within 45 days after such quarter, an unaudited balance sheet of the Company as at the end of such quarter and unaudited income statement and cash flow statement of the Company for such quarter and for the period of the fiscal year then ended, together with a statement setting forth in comparative form the figures for the corresponding date and periods of the previous fiscal year and the figures for the corresponding date and periods previously delivered to the Purchaser under Section 7.1(c);

           (c) as soon as practicable, but in any event forty-five (45) days prior to the end of each fiscal year, a budget and business plan for the next fiscal year, prepared on a monthly basis, including balance sheets and sources and applications of funds statements for such months and, as soon as prepared, any other budgets or revised budgets prepared by the Company;

           (d) within 30 days of their review of the Company's Board of Directors, any material revision of projected financial statements provided under Section 7.1(c);

           (e) promptly after receipt by the Company, a copy of each management letter issued by the Company's accountants and any other letter issued by the Company's accountants which expresses concern as to the adequacy of the Company's systems of internal accounting control;

           (f) together with the financial statements delivered pursuant to Sections 7.1(a) and (b), a written statement from the Company's President whether, to the best of his knowledge, any default by the Company of any material obligation under any material contract, instrument or agreement of the Company, where such default would have a material adverse effect on the Company's business as a whole (an "EVENT OF DEFAULT"), or condition or event which with notice or lapse of time would constitute as Event of Default, has occurred and is continuing and, if any has occurred and is continuing, a description of the same;

           (g) with reasonable promptness, such other notices, information and data with respect to the Company as the Company delivers to the holders of its Common Stock, and other information and data as the Purchaser may from time to time reasonably request.

    The foregoing financial statements shall be prepared on a consolidated and consolidating basis if the Company then has any subsidiaries. The financial statements delivered pursuant to Section 7.1(b) above shall be accompanied by a certificate of the chief financial officer of the Company stating that such statements have been prepared on a basis consistent with the presentation of the audited financial statements of the Company and fairly present the financial condition of the company at the date thereof and for the period covered thereby, subject only to a nonrecurring year-end audit adjustments which in the aggregate will not be materially adverse.

    7.2 RULE 144A INFORMATION. The Company will provide the Purchaser, any transferees of the Purchaser, and any prospective purchaser of the Shares who is a

"qualified institutional buyer" (as defined in Rule 144A promulgated under the Securities Act) the information required by Rule 144A.

    7.3 INSPECTION. The Company shall permit the Purchaser, or any authorized representative of the Purchaser, to visit and inspect the properties of the Company and its subsidiaries, including their respective corporate and financial records, and to discuss the business and finances of the Company and its subsidiaries with their respective employees, officers and directors (and the Company's accountants) during normal business hours following reasonable notice to the President of the Company and as often as may be reasonably requested.

    7.4    TERMINATION OF COVENANTS.  The covenants set forth in Sections 7.1,
7.2 and 7.3 shall terminate and be of no further force or effect at such time as the Company is required to file reports pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended.

    7.5 KEY-MAN INSURANCE. The Company shall use best efforts to acquire and maintain in force until cancelled or modified with the written consent of the Purchaser or its transferees, holding two thirds or more of the outstanding Common Stock issued or issuable upon conversion of the Shares and Conversion Shares, a policy of key-man insurance naming the Company as owner and beneficiary on the lives of John Ryan and Victor Farrow in the amount of $500,000 each.

    7.6 PROPRIETARY RIGHTS AGREEMENTS. The Company shall require each person who becomes an employee or consultant of the Company in the future to execute an agreement regarding proprietary information substantially in the form of the Proprietary Information, Inventions and Ethics Agreement attached as EXHIBIT E.

    7.7    LIMITATIONS ON TRANSFER OF INTELLECTUAL PROPERTY.

           (a) Without the prior written consent of the Purchaser, which consent shall not be unreasonably withheld, the Company will not: (i) divide or assign any ownership rights in any of its existing patents or pending applications, or (ii) extend or assign any of its existing patents or pending applications in the name of any third party.

           (b) The Company has determined that it is not in the Company's business interest to, and agrees that it will not, license, transfer, utilize, directly or indirectly, or otherwise authorize the use of the Company's present and future anticopy technologies for direct or indirect application to any Broadcast or Cable signal as defined below.

           (c) "Broadcast or Cable Signal" means a video program transmitted to home video consumers for reception in the form of an electromagnetic wave, electrical signal or optical wave, whether by means of cable, satellite transmission or otherwise, but excludes any video program for which the video consumer pays a separate charge for each program service (commonly referred to as pay-per view).

    7.8 EQUITY METHOD OF ACCOUNTING. If the Purchaser desires at some date to account for its investment in the Company pursuant to the equity method, the Company shall promptly furnish to the Purchaser and its independent auditors all information reasonably available to the Company which Purchaser and its independent auditors deem to be required by generally accepted accounting principles to enable the Purchaser to account for its investment in the Company pursuant to the equity method. To the extent reasonably requested by the Purchaser, the Company shall, and shall cause its employees, independent public accountants and other representatives to provide information, to the extent reasonably available, regarding the Company to, and otherwise cooperate with, the Purchaser so as to enable the Purchaser to prepare financial statements in accordance with accounting principles generally accepted in the United States and to comply with its reporting requirements and other disclosure obligations under applicable United States securities laws and regulations.

    7.9 OPTION AGREEMENTS. The Company will use its best efforts to cause the Purchaser to achieve the benefits of the Purchaser's rights under Option Agreements. The Company will carry out and perform all express or implied responsibilities of the Company referred to in the Option Agreements promptly and in good faith.

                                      SECTION 8

                     OTHER COVENANTS OF THE COMPANY AND PURCHASER

          (Defined terms used in this Section 8 are defined in Section 8.6)

    8.1    THE RIGHT OF FIRST REFUSAL.

           (a) THE RIGHT. Prior to any sale or issuance by the Company of any Equity Securities, the Company shall give the Purchaser the first right to purchase all or part of the Purchaser's Pro Rata Share of such Equity securities on the same terms as the Company is willing to sell such Equity Securities to Potential investors.

           (b) NOTICE. Prior to any sale or issuance by the Company of any Equity Securities, the Company shall notify the Purchaser, in writing, of its intention to sell and issue such securities, setting forth the general terms under which it proposes to make such sale. The Purchaser shall have twenty (20) days after the date of delivery of such notice (the "Right Notice Date") to notify the Company in writing that it elects to purchase all or a portion of the Equity Securities offered to it. The Purchaser shall be entitled to apportion its Pro Rata Share of the Equity Securities to be purchased among Purchaser, Purchaser's trustor and Purchaser's trustor's parent corporation, provided that the Purchaser notifies the Company of such allocation, and provided that such allocation does not result in or create the potential of the Company being unable to claim an exemption from the registration provisions of the Securities Act or the qualification provisions of the Blue Sky Laws.

           (c) FAILURE TO NOTIFY. If, within twenty (20) days after the Right Notice Date, the Purchaser does not notify the Company that it desires to purchase all or a portion of the Purchaser's Pro Rata Share of the Equity Securities offered to the Purchaser in such notice upon the terms and conditions set forth in such notice, then the Company may, during a period of ninety (90) days following the end of such twenty (20) day period, sell and issue such Equity Securities respecting which the Purchaser's option was not exercised at a price and upon terms and conditions no more favorable in any material respect to other purchasers than those set forth in the notice to the Purchaser. In the event that the Company has not sold such Equity Securities to other purchasers within said ninety (90) day period, the Company shall not thereafter issue or sell any Equity Securities without first offering such securities to the Purchaser in the manner provided above.

           (d) PAYMENT. If the Purchaser gives the Company notice that it desires to purchase all or part of the Equity Securities offered by the Company, then such purchase will be pursuant to the terms and conditions agreed to by the other purchasers of such Equity Securities and payment for such Equity Securities shall be made against delivery of the securities at the executive offices of the Company at the time of the scheduled closing of the purchase with such other purchasers or, if later, at 2:00 p.m. California time on the later to occur of the following dates: (a) the third business day following the expiration or earlier termination of all applicable waiting periods imposed on such purchase and sale by the HSR Act, the CFIUS Act or other applicable law, and (b) such other date as the Company and the Purchaser may agree. The Company shall take all such action (except registration under the Securities Act) as may reasonably be required by any regulatory authority in connection with the exercise by the Purchaser of the right to purchase Equity Securities as set forth in this Section 8.1

           (e) REDUCED OFFERING. Notwithstanding any other provision of this Section 8.1, the Purchaser will have no obligation to purchase any Equity Securities unless other purchasers are purchasing all of the Equity Securities covered by the Company's notice to the Purchaser under Section 8.1(b) (the "Offered Equity Securities"), other than the Purchaser's Pro Rata Share. If less than all of the Offered Equity Securities are sold by the Company, the Purchaser will be entitled to purchase at any closing a lesser amount of such Equity Securities than the amount of which the Purchaser had notified the Company previously, such lesser amount being not less than the same percentage portion of the smaller offering than the portion of which the Purchaser notified the Company with respect to the larger offering.

           (f)     LIMITATION.

                   (i)    The right of first refusal contained in this Section
8.1 shall not apply to the issuance by the Company on or after the First Closing Date of shares of the Company's Common Stock and/or Preferred Stock as follows:

                          (A)    up to 1,750,000 shares of Common Stock issued
or issuable after the First Closing Date to employees, officers, directors and consultants either directly or pursuant to stock options or stock purchase plans or agreements approved by the Company's Board of Directors, or upon the issuance of options or warrants to purchase such shares. The number of shares set forth in this Section 8.1(f)(i)(a), however, (1) may be increased with the unanimous approval of the Company's Board of Directors, (2) shall be adjusted for stock dividends, splits, recapitalizations and the like, and (3) shall be net of repurchases.

                          (B)    `the Series A Shares issued pursuant to this
Agreement, the Conversion Shares, and the shares of Common Stock issued upon conversion of such Series A Shares and Conversion Shares.

                          (C)    shares of Common Stock issued or issuable upon
a stock dividend, stock split, recapitalization or the like.

                          (D)    shares of Common Stock and/or Preferred Stock
issued pursuant to the acquisition of another corporation by the Company by merger, purchase of all or substantially all of the assets, or other reorganization.

                          (E)    shares issued by the Company in an initial
public offering. (The Purchaser's right of first refusal shall apply to any public or other offering by the Company of equity Securities following the Company's Public Offering.)

                   (ii) Notwithstanding subsections (D) and (E) of Section 8.1(f)(i) and Section 8.1(g), the Purchaser's right of first refusal shall apply to any acquisition or any public offering described in such subsections in the event such transaction, if completed, would reduce the Purchaser's Pro Rata Share below 25%.

           (g)     TERMINATION.  The right of first refusal contained in this
Section 8 shall terminate upon (i) shareholder approval of any merger or consolidation of the Company with any other corporation in which more than 50% of the voting control of the Company is transferred to a third party or third parties, provided that, if such merger or consolidation is not consummated, the right of first refusal shall be deemed restored and reinstated to full force and effect and (ii) at such time, if any, as the Purchaser's Pro Rata Share is reduced to less than 25%, unless Section 8.1(f)(ii) is applicable and the Purchaser increases its Pro Rata Share to at least 25% by exercising its right of first refusal in compliance with Section 8.1.

    8.2    STANDSTILL.

           (a) Notwithstanding the provisions of Section 8.1, following the Second Closing and prior to a Public Offering, the Purchaser shall not directly or indirectly acquire, hold or transfer to the Purchaser's trustor or any other person or entity controlling, controlled by or affiliated with Purchaser's trustor, beneficial ownership of Voting Stock (except, in any case, by way of stock dividends or other rights or distributions or offerings made or made available to holders of any class or series of Voting Stock generally or upon the exercise of such rights) without the written consent of the Company, if the effect of such acquisition, holding or transfer would be to increase the percentage of the Total Current Voting Power of the Company represented by the Voting Stock then owned collectively by the Purchaser, the Purchaser's trustor or any other person or entity controlling, controlled by or affiliated with the Purchaser's trustor, to more than 49% of the total Current Voting Power of the Company

           (b) The Purchaser shall not be deemed to have violated its covenant under Section 8.2(a)by virtue of any increase in the aggregate percentage of the Total Current Voting Power of the Company represented by Voting Stock owned by the Purchaser, the Purchaser's trustor or any other person or entity controlling, controlled by or affiliated with the Purchaser's trustor or which the Purchaser or any such persons has a right to acquire if such increase is the result of a recapitalization of the Company, any invalidation of the limitations set forth in the Articles or the Voting Agreement on the voting power of the Company's Series A Preferred Stock or the Note (so long as Purchaser, the Purchaser's trustor or such trustor's parent corporation is not responsible for such invalidation), a repurchase of securities by the Company or any other action taken by the Company or its affiliates.

           (c) The Purchaser shall notify the Company of the acquisition by Purchaser, Purchaser's trustor and each other person or entity controlling, controlled by and affiliated with Purchaser's trustor of additional securities of the Company promptly after each such acquisition. All such acquisitions shall comply with applicable federal and state securities laws and the provisions of this Agreement.

    8.3 SUBSEQUENT ACQUISITION OF CAPITAL STOCK. The Company understands that from time to time the Purchaser may seek to acquire additional shares of the Company's capital stock from the Company's shareholders or, if a market for the Company's securities exists, in open-market transactions. So long as the standstill provisions of Section 8.2 are in full force and effect, the Company agrees that it shall not take any action, or permit any subsidiary to take any action, to interfere with any acquisition by the Purchaser of securities of the Company or any attempt by the Purchaser to acquire securities of the Company as are permitted to be owned by the Purchaser pursuant to this Agreement, consistent with the provisions of Section 8.2 including, without limitation, the bringing of any legal action in connection with any such acquisition or attempted acquisition.

    8.4 PUBLIC OFFERINGS. The Company shall not register any of its securities in a public offering of securities within two (2) years following the Second Closing Date. In addition, the Company shall not register, at any time, any of its securities in an initial public offering unless the reasonably anticipated aggregate proceeds of such an offering would be at least $10 million. In the event that a majority of the Company's authorized directors in good faith approves and authorizes the Company to register its securities pursuant to a Public Offering, then the Purchaser may, in its sole discretion, offer to purchase all the Voting Stock of the Company which it does not currently own pursuant to the terms and conditions of the Option Agreements attached as EXHIBITS H1 AND H2. In the event Purchaser does not offer to purchase such Voting Stock, then Purchaser agrees that it will not vote its shares or take any other action to block or prevent the Company from undertaking the public offering and will provide reasonable cooperation to the Company to effect the offering; provided, however, that Purchaser shall have no obligation to waive or modify any right or benefit to which it is entitled pursuant to this Agreement, the Articles, the Registration Rights Agreement, the Voting Agreement or the Note.

    8.5 EXCLUSIVITY. Except as set forth on a schedule attached as EXHIBIT J, the Company shall not prior to the Second Closing Date (nor will it permit any of its officers, directors, agents, representatives or affiliates to) directly or indirectly take any of the following actions with any party other than the Purchaser and its designees: (a) solicit, encourage, initiate or participate in any negotiations, inquiries or discussions with respect to, any offer or proposal to acquire any equity interest in the Company, any assets of the Company, or any license to the Company's technology whether by merger, purchase of shares, purchase of assets, tender offer or otherwise; (b) disclose any information not customarily disclosed to any person concerning its business and properties or afford to any person or entity access to its properties, books or records, except in the ordinary course of business; (c) enter into or execute any stock purchase agreement, investment agreement, license agreement, plan or reorganization, merger agreement, or other agreement calling for the acquisition of any equity interests in the Company, any assets of the Company, or any license to the Company's technology; (d) make or authorize any public statement, recommendation or solicitation with respect to any tender offer, merger, purchase of assets or any offer or proposal relating to the foregoing other than with respect to the Purchaser's investment in the Company and the Redemption; or
(e) except as otherwise permitted by the foregoing, assist or cooperate with any person (other than employees with respect to equity incentive arrangements) to make any proposal to purchase all or any part of the capital stock or assets of the Company, other than inventory or assets in the ordinary course of business. In the event the Company shall receive any offer or proposal, directly or indirectly, of the type referred to in clause (a) or (c) above, or any request for disclosure or access pursuant to clause (b) above, it shall immediately, and prior to taking any action in response thereto, inform the Purchase as to all material facts concerning any such offer or proposal and will thereafter cooperate with the Purchaser by continuing to furnish to the Purchaser any additional information it may at any time request. The Purchaser hereby consents to the Redemption.

    8.6 WAIVER AND ASSIGNMENT OF DIVIDEND RIGHTS. Purchaser hereby waives and assigns to holders of Common stock other than Purchaser any and all rights of the Common Shares (and of any subsequently acquired shares of Common Stock of the Company issued upon conversion of the Series A Shares or Conversion shares) to participate in any divided distributions lawfully declared by the Company with respect to its Common Stock, until the earlier of (i) a distribution, or series of distributions, in an aggregate amount of $1,537,994.40, or (ii) the closing of a Public Offering. Purchaser shall not, in any manner whosoever, take any action which would hinder or delay, or otherwise interfere with the Company's ability to declare any such dividend. Any transferee, successor or assignee of the Common Shares (and of any subsequently acquired shares of Common Stock of the Company issued upon conversion of the Series A Shares or Conversion Shares) shall take such shares subject to this waiver and assignment, and as a condition precedent to the valid transfer of such shares, shall be bound, and shall agree in writing to be bound thereby.

    8.7    DEFINITIONS.

           (a) "CFIUS ACT" shall mean the Exon-Florio Amendment to the Omnibus Trade and Competitiveness Act of 1988 and any successor legislation.

           (b) The term "EQUITY SECURITIES" shall mean any securities having voting rights in the election of the Company's Board of Directors not contingent upon default, or any securities evidencing an ownership interest in the Company, or any securities convertible into or exercisable or exchangeable for any shares of the foregoing, or any agreement or commitment to issue any of the foregoing, or any right to acquire any of the foregoing.

           (c) "HSR ACT" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

           (d) The term "PRO RATA SHARE" shall mean, at any time, the percentage represented by (i) the sum of all shares of the Company's Common Stock and the number of votes represented by the Shares and other voting securities of the Company held by the Purchaser divided by (ii) the sum of all shares of the Company's Common Stock and the number of votes represented by the Shares and other voting securities of the Company held by all security holders of the Company. For purposes of this Agreement, any interest in the Company held by the Purchaser's trustor or such trustor's parent corporation shall be included in determining the Purchaser's Pro Rata Share.

           (e) "PUBLIC OFFERING" shall mean a registration of the Company's securities pursuant to a firmly underwritten public offering under the Securities Act the aggregate net proceeds of which are not less than $10,000,000.

           (f) "TOTAL CURRENT VOTING POWER" shall mean the total number of votes which may be cast in the election of directors of the Company under the Articles, if all securities entitled to vote in the election of such directors are present and voted.

           (g) "VOTING STOCK" shall mean the Common Stock, Preferred Stock and any other securities of the Company having the ordinary power to vote in the election of directors of the Company, other than securities having such power only upon the happening of a contingency which has not yet occurred.

                                      SECTION 9

                                    MISCELLANEOUS

    9.1 GOVERNING LAW. This Agreement shall be governed in all respects by the internal laws of the State of California as such laws are applied to agreements between California residents entered into and to be performed entirely within California.

    9.2 SURVIVAL. The representations and warranties made in this Agreement shall survive any investigation made by the Purchaser and the closing of the transactions contemplated by this Agreement for a period of one year following the Second Closing. Unless otherwise expressly provided in this Agreement, the Registration Rights Agreement, the Note or the Voting Agreement, all covenants and agreements set forth in such instruments and documents shall survive for as long as the Purchaser owns any shares of capital stock (or securities convertible into, or exercisable of exchangeable for, such shares of capital stock) of the Company or any successor of the Company.

    9.3 SUCCESSORS AND ASSIGNS. Except as otherwise provided in this Agreement, the provisions of this Agreement shall inure to the benefit of, and be finding upon, the successors, assigns, heirs, executors and administrators of the parties to this Agreement.

    9.4 ENTIRE AGREEMENT; REGISTRATION RIGHTS AGREEMENT. This Agreement and the other documents delivered at the First Closing and Second Closing constitute the full and entire understanding and agreement between the parties with regard to the subjects of such documents, and no party shall be liable or bound to any other party in any manner by any warranties, representations or covenants except as specifically set forth in such documents. Except as expressly provided in this Agreement, neither this Agreement nor any of its terms may be amended, waived, discharged or terminated other than by a written instrument signed by the party against whom enforcement of any such amendment, waiver, discharge or termination is sought.

    9.5 NOTICES, ETC. All notices and other communications required or permitted under this Agreement shall be in writing and shall be mailed by registered or certified mail, postage prepaid, or otherwise delivered by hand, messenger or facsimile, addressed (a) if to the Purchaser, at the address or facsimile number set forth on the signature page, or at such other address as the Purchaser shall have furnished to the Company in writing, with a copy to George H. Hohnsbeen II, Ware & Freidenrich, 400 Hamilton Avenue, CA 94301, facsimile: (415)327-3699, or (b) if to any other holder of any Common Stock issued or issuable upon conversion of the Shares or the Note, at such address or facsimile number as such holder shall have furnished the Company in writing, or, until any such holder so furnishes an address to the Company, then to and at the address of the last holder of such shares who has so furnished an address to the Company, (c) if to the Company, at the address or facsimile number set forth on the signature page and addressed to the attention of the Corporate Secretary, or at such other address as the Company shall have furnished to the Purchaser and the Selling Shareholder, with a copy to David Herbst, Holtzmann, Wise & Shepard, 3030 Hansen Way, Suite 100, Palo Alto, CA 94304, facsimile: (415)856-1344, or (d) if to the Selling Shareholder, one copy should be sent to its address or facsimile number set forth on the signature page or at such other address as the Selling Shareholder shall have furnished to the Purchaser and the Company.

    Each such notice or other communication shall for all purposes of this Agreement be treated as effective or having been given when received.

    9.6 DELAYS OR OMISSIONS. Except as expressly provided in this Agreement, no delay or omission to exercise any right, power or remedy accruing to any holder of any Shares, the Note, any Common Stock issued or issuable upon conversion of the Shares or the Note, or upon any breach or default of the Company or the Selling Shareholder under this Agreement, shall impair any such right, power or remedy of such holder nor shall it be construed to be a waiver of any such breach or default, or an acquiescence in such breach or default, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or afterwards. Any waiver, permit, consent or approval of any kind or character on the part of any holder of any breach or default under this Agreement, or any waiver on the part of any holder of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any holder, shall be cumulative and not alternative.

    9.7 CALIFORNIA CORPORATE SECURITIES LAW. THE SALE OF THE SECURITIES WHICH ARE THE SUBJECT OF THIS AGREEMENT HAS NOT BEEN QUALIFIED WITH THE COMMISSIONER OF CORPORATIONS OF THE STATE OF CALIFORNIA AND THE ISSUANCE OF SUCH SECURITIES OR THE PAYMENT OR RECEIPT OF ANY PART OF THE CONSIDERATION THEREFOR PRIOR TO SUCH QUALIFICATION IS UNLAWFUL UNLESS THE

SALE OF SECURITIES IS EXEMPT FROM THE QUALIFICATION BY SECTION 25100, 25102, OR 25105 OF THE CALIFORNIA CORPORATIONS CODE. THE RIGHTS OF ALL PARTIES TO THIS AGREEMENT ARE EXPRESSLY CONDITIONED UPON SUCH QUALIFICATION BEING OBTAINED, UNLESS THE SALE IS SO EXEMPT.

    9.8 EXPENSES. The Company, the Selling Shareholder and the Purchaser shall each bear its orr* his expenses incurred on its or is behalf with respect to this Agreement and the transactions contemplated by this Agreement

    9.9 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.

    9.10 SEVERABILITY. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision; provided that no such severability shall be effective if it materially changes the economic benefit of this Agreement to any party.

    9.11 TITLES AND SUBTITLES. The titles and subtitles used in this Agreement are used for convenience only and are not considered in construing or interpreting this Agreement.

    9.12   FINDER'S FEES AND OTHER FEES.

           (a) The Company (i) represents and warrants that it has retained no finder or broker in connection with the transactions contemplated by this Agreement and, (ii) agrees to indemnify and to hold the Purchaser and Selling Shareholder harmless of and from any liability for commission or compensation in the nature of a finder's fee to any broker or other person or firm (and the costs and expenses of defending against such liability or asserted liability) for which the Company, or any of its employees or representatives, are responsible

           (b) The Purchaser (i) represents and warrants that it has retained no finder or broker in connection with the transactions contemplated by this Agreement and (ii) agrees to indemnify and to hold the Company and Selling Shareholder harmless of and from any liability for any commission or compensation in the nature of a finder's fee to any broker or other person or firm (and the costs and expenses of defending against such liability or asserted liability) for which the Purchaser, or any of its employees or representatives, are responsible.

           (c) The Selling Shareholder (i) represents and warrants that it has retained no finder or broker in connection with the transactions contemplated by the Agreement and (ii) agrees to indemnify and to hold the Company and the Purchaser


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

harmless of and from any liability for any commission or compensation in the nature of a finder's fee to any broker or other person or firm (and the costs and expenses of defending against such liability or asserted liability) for which the Selling Shareholder, or any of its employees or representatives, are responsible.

    9.13 ATTORNEYS' FEES. In the event any proceeding or lawsuit is brought by any party in connection with this Agreement or the transactions contemplated by this Agreement, the prevailing party in such proceeding or lawsuit shall be entitled to receive its costs and reasonable fees of expert witnesses and attorneys, including costs and fees on appeal.

    9.14 FURTHER ASSURANCES. The parties hereto shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments or documents as any other party may reasonably request from time to time in order to carry out the intent and purposes of this Agreement, the Articles, the Registration Rights Agreement, the Note and the Voting Agreement and the consummation of the transactions contemplated hereby and thereby. Neither the Company nor the Purchaser shall voluntarily undertake any course of action inconsistent with satisfaction of the requirements applicable to them set forth in such instruments and documents and each shall promptly do all such acts and take all such measures as may be appropriate to enable them to perform as early as practicable the obligations herein and therein required to be performed by them.

    9.15 CONFIDENTIALITY. The Company, the Selling Shareholder and the Purchaser each agree that they shall make no public announcement of, or otherwise disclose, the matters set forth in this Agreement, the identity of the Purchaser's trustor or the direct or indirect beneficial ownership of Purchaser's trustor except (a) as agreed in writing by the parties, or (b) as is required by disclosure obligations arising under law.

    The foregoing Agreement is executed as of the date first above written.

                                        "COMPANY"
                                        MACROVISION CORPORATION
                                        a California corporation

                                        By:  /s/ Joseph F. Swyt
                                           ------------------------------------
                                               Joseph F. Swyt, President
                                        Address:
                                               700 El Camino Real East
                                               Mountain View, CA  94040
                                               Facsimile:  (415) 691-2999

                                        "PURCHASER"

                                        University National Bank & Trust
                                        Company, Trustee under Trust
                                        Agreement dated May 22, 1991

                                        By:  /s/    Illegible
                                           ------------------------------------
                                        Title:
                                              ---------------------------------
                                        Address:
                                               250 Lytton Avenue
                                               Palo Alto, CA  94302
                                               Facsimile:  (415) 321-9715

                                        "SELLING SHAREHOLDER"

                                        /s/ A. Victor Farrow
                                        ---------------------------------------
                                        A. Victor Farrow
                                        Trustee of the Farrow Family Trust
                                        U/T/D December 18, 1990
                                        Address:
                                               P.O. Box 789
                                               21900 River Road
                                               Geyserville, CA  95441
                                               Facsimile:  (707) 857-3822


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